Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (File No. 033-61285, effective July 25, 1995) on Form S-8 of Johnson Outdoors Inc. of our report dated July 14, 2015, relating to our audit of the financial statements and supplemental schedule of the Johnson Outdoors Retirement and Savings Plan, which appears in this Annual Report on Form 11-K of the Johnson Outdoors Retirement and Savings Plan for the year ended December 31, 2014.

/s/ McGladrey LLP
Milwaukee, Wisconsin
July 14, 2015